As filed with the Securities and Exchange Commission on December 16, 2016.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________________
MVB FINANCIAL CORP.
(Exact name of registrant as specified in its charter)
____________________________________

West Virginia	20-0034461
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

301 Virginia Avenue
Fairmont, West Virginia  26554-2777
(304) 363-4800
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)
____________________________________

Donald T. Robinson
Executive Vice President and Chief Financial Officer
301 Virginia Avenue
Fairmont, West Virginia  26554-2777
(304) 363-4800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________________________

Copy to:
James J. Barresi, Esq.
Squire Patton Boggs (US) LLP
221 East Fourth Street, Suite 2900
Cincinnati, OH 45202
(513) 361-1200
____________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $1.00 par value per share	1,913,044	$12.93	$24,735,658.92	$2,866.86

(1) Pursuant to Rule 416 under the Securities Act of 1933 the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low prices of the registrant's common stock as reported on The OTC Markets Group, Inc.'s OTCQB on December 15, 2016, which was $12.93 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 16, 2016
PROSPECTUS

1,913,044 Shares of Common Stock
Offered by Selling Shareholders
This prospectus relates to the offer and sale from time to time of up to 1,913,044 shares of our common stock, $1.00 par value per share, by the shareholders listed in this prospectus in the section entitled “Selling Shareholders” (hereinafter referred to collectively as the “Selling Shareholders”). These shares were sold and issued to the Selling Shareholders in a private placement (the “Private Placement”) exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) pursuant to the securities purchase agreements dated December 5, 2016 (the “Purchase Agreements”). We are registering the shares as required by the Purchase Agreements. However, the registration of the shares does not necessarily mean that any of such shares will be offered or sold by the Selling Shareholders. We are not selling any common stock and will not receive any of the proceeds from the sale of shares under this prospectus.
The Selling Shareholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 10. We have agreed to bear the expenses in connection with the registration of the common stock offered by the Selling Shareholders. However, we will not be paying any underwriting discounts or commissions in this offering.
Our common stock is quoted on The OTC Market Group, Inc.'s OTCQB ("OTCQB") under the symbol “MVBF.”  On December 15, 2016, the closing price of our common stock was $13.05.
____________________________________
An investment in shares offered hereby involves a high degree of risk. You should review carefully the risks and uncertainties incorporated by reference herein under the heading “Risk Factors” on page 4 of this prospectus, and under similar headings in the other documents that are filed by us after the date hereof and incorporated by reference into this prospectus.
These securities are not bank deposits, savings accounts or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
____________________________________
This prospectus is dated , 2016.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Shareholders may from time to time, in one or more offerings, sell the common stock described in this prospectus.
You should rely only on the information contained in or incorporated by reference into this prospectus (as supplemented and amended). We have not, and the Selling Shareholders have not, authorized anyone to provide you with information different from that contained in this prospectus. This document may only be used where it is legal to sell these securities. The information contained in this prospectus (and in any supplement or amendment to this prospectus) is accurate only as of the date on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.
We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference” before deciding whether to invest in any of the common stock being offered.
Unless the context otherwise requires, references in this prospectus and any prospectus supplement to “we,” “us,” “our,” “MVB” or the “Company” refer to MVB Financial Corp. and its subsidiaries.

- i -

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus (as supplemented and amended) and the documents incorporated by reference herein may contain forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information available to management at the time the statements are made, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “bode,” “predict,” “suggest,” “project,” “appear,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “likely,” or other similar expressions. Additionally, all statements in this prospectus (as supplemented and amended) and the documents incorporated by reference herein, including forward-looking statements, speak only as of the date they are made, and, except as required by law, we undertake no obligation to update any statement in light of new information or future events.
These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing the Company’s management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented. Factors that might cause such differences include, but are not limited to:

•	the ability of the Company and its subsidiaries to successfully execute business plans, manage risks, and achieve objectives;

•
changes in local, national and international political and economic conditions, including without limitation the political and economic effects of the recent economic crisis, delay of recovery from that crisis, economic conditions and fiscal imbalances in the United States and other countries, potential or actual downgrades in rating of sovereign debt issued by the United States and other countries, and other major developments, including wars, military actions, and terrorist attacks;

•
changes in financial market conditions, either internationally, nationally or locally in areas in which the Company and its subsidiaries conduct operations, including without limitation, reduced rates of business formation and growth, commercial and residential real estate development and real estate prices;

•
fluctuations in markets for equity, fixed-income, commercial paper and other securities, including availability, market liquidity levels, and pricing; changes in interest rates, the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows and competition;

•	the ability of the Company and its subsidiaries to successfully conduct acquisitions and integrate acquired businesses;

•	potential difficulties in expanding the businesses of the Company and its subsidiaries in existing and new markets;

•	increases in the levels of losses, customer bankruptcies, bank failures, claims, and assessments;

•
changes in fiscal, monetary, regulatory, trade and tax policies and laws, and regulatory assessments and fees, including policies of the U.S. Department of Treasury, the Board of Governors of the Federal Reserve Board System (the “Federal Reserve”), and the Federal Deposit Insurance Corporation (“FDIC”);

•
the impact of executive compensation rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and banking regulations which may impact the ability of the Company and its subsidiaries, and other U.S. financial institutions to retain and recruit executives and other personnel necessary for their businesses and competitiveness;

•
the impact of the Dodd-Frank Act and of new international standards known as Basel III, and rules and regulations thereunder, many of which have not yet been promulgated, on our required regulatory capital and liquidity levels, governmental assessments on us, the scope of business activities in which we may engage, the manner in which the Company and its subsidiaries engage in such activities, the fees that the Company’s subsidiaries may charge for certain products and services, and other matters affected by the Dodd-Frank Act and these international standards;

•
continuing consolidation in the financial services industry; new legal claims against the Company and its subsidiaries, including litigation, arbitration and proceedings brought by governmental or self-regulatory agencies, or changes in existing legal matters;

•	success in gaining regulatory approvals, when required, including for proposed mergers or acquisitions;

•	changes in consumer spending and savings habits;

•	increased competitive challenges and expanding product and pricing pressures among financial institutions;

•	inflation and deflation;

•	technological changes and the implementation of new technologies by the Company and its subsidiaries;

•	the ability of the Company and its subsidiaries to develop and maintain secure and reliable information technology systems;

•	legislation or regulatory changes which adversely affect the operations or business of the Company and its subsidiaries;

•
the ability of the Company and its subsidiaries to comply with applicable laws and regulations; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; and

•	costs of deposit insurance and changes with respect to FDIC insurance coverage levels.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

MVB FINANCIAL CORP.

The Company was formed on May 29, 2003 and became a bank holding company under the laws of West Virginia on January 1, 2004, and, effective December 19, 2012, became a financial holding company. The Company features a subsidiary and multiple affiliated businesses, including MVB Bank, Inc. (the “Bank” or “MVB Bank”) and the Bank’s wholly-owned subsidiaries MVB Mortgage and MVB Insurance, LLC (“MVB Insurance”).
The Bank was formed on October 30, 1997 and chartered under the laws of the State of West Virginia. The Bank commenced operations on January 4, 1999.
During the fourth quarter of 2012, the Bank acquired Potomac Mortgage Group, Inc. (“PMG” which, following July 15, 2013, began doing business under the registered trade name “MVB Mortgage”), a mortgage company in the northern Virginia area, and fifty percent (50%) interest in a mortgage services company, Lender Service Provider, LLC (“LSP”). In the third quarter of 2013, this fifty percent (50%) interest in LSP was reduced to a twenty-five percent (25%) interest through a sale of a partial interest. MVB Mortgage has eleven mortgage only offices, located in Virginia, within the Washington, District of Columbia metropolitan area as well as North Carolina and South Carolina, and, in addition, has mortgage loan originators located at select Bank locations throughout West Virginia.
In addition to MVB Mortgage, the Bank has a wholly-owned subsidiary, MVB Insurance, LLC. MVB Insurance was originally formed in 2000 and reinstated in 2005, as a Bank subsidiary. Effective June 1, 2013, MVB Insurance became a direct subsidiary of the Company. MVB Insurance offers select insurance products such as title insurance, individual insurance, commercial insurance, employee benefits insurance, and professional liability insurance. On June 30, 2016, the Company entered into an Asset Purchase Agreement with USI Insurance Services (“USI”), in which USI purchased substantially all of the assets and assumed certain liabilities of MVB Insurance. MVB Insurance retained the assets related to, and continues to operate, its title insurance business. The title insurance business is immaterial in terms of revenue and the Company has reorganized MVB Insurance as a subsidiary of the Bank.
The Company’s primary business activities, through its subsidiaries, are currently community banking and mortgage banking. As a community banking entity, the Bank offers its customers a full range of products through various delivery channels. Such products and services include checking accounts, NOW accounts, money market and savings accounts, time certificates of deposit, commercial, installment, commercial real estate and residential real estate mortgage loans, debit cards, and safe deposit rental facilities. Services are provided through our walk-in offices, automated teller machines, drive-in facilities, and internet and telephone banking. Additionally, the Bank offers non-deposit investment products through an association with a broker-dealer. Since the opening date of January 4, 1999, the Bank has experienced significant growth in assets, loans, and deposits due to overwhelming community and customer support in the Marion County and Harrison County, West Virginia markets, expansion into Monongalia and Kanawha Counties, West Virginia and, most recently, into Fairfax County, Virginia. With the acquisition of PMG, mortgage banking has become an integral portion of the Company’s business, has opened up increased market opportunities in the Washington, District of Columbia metropolitan region, North Carolina and South Carolina and added diversity to the Company’s earnings stream.
Our principal executive office is located at 301 Virginia Avenue, Fairmont, West Virginia 26554 and our telephone number is (304) 363-4800. The Company’s Internet web site is www.mvbbanking.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus.
Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.
THE OFFERING

This prospectus relates to the potential resale by the Selling Shareholders listed in this prospectus in the section entitled “Selling Shareholders” of up to 1,913,044 shares of our common stock, which were sold and issued to the Selling Shareholders in the Private Placement. Our common stock is currently quoted on the OTCQB under the symbol “MVBF.”  All of the shares, if sold, will be sold by the Selling Shareholders. Such Selling Shareholders may sell their shares of our common stock from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in our filings with the SEC and incorporated by reference in this prospectus, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, together with all of the other information contained or incorporated in this prospectus. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.  This prospectus and documents incorporated by reference in this prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us.
In addition to the risks described in our SEC filings, the following supplemental risk factors should also be carefully considered. These risks could materially affect the Company’s business, financial condition or future results, and are not the only risks the Company faces.
The Company’s loan portfolio has a high concentration of commercial real estate loans, and its business may be adversely affected by credit risk associated with commercial real estate and a decline in property values. Any limitation imposed on the growth of its commercial real estate loan portfolio due to the Company’s concentrated position in such assets could materially and adversely affect the Company’s ability to generate interest income and the Company’s business, financial condition and results of operations.

At September 30, 2016, $547 million, or 51% of the Company’s loan portfolio, was comprised of loans classified as commercial real estate. This type of lending is generally sensitive to regional and local economic conditions. Unlike larger national or regional banks that serve a broader and more diverse geographic region, the Company’s business depends significantly on general economic conditions in our market areas, where the majority of the properties securing the commercial real estate loans the Company originates, and the businesses of the customers to whom the Company makes its commercial and industrial loans, are located. Accordingly, the ability of borrowers to repay their loans, and the value of the collateral securing such loans, may be significantly affected by economic conditions in this region, including changes in the local real estate market, making loan loss levels difficult to predict and increasing the risk that the Company would incur material losses if borrowers default on their loans. A decline in general economic conditions could therefore have an adverse effect on the Company’s business, financial condition and results of operations.

In addition, because commercial real estate loans represent a significant portion of the Company’s loan portfolio, a decline in tenant occupancy or rents could adversely impact the ability of borrowers to repay their loans on a timely basis, which could have a negative impact on the Company’s net income, as well as the Company’s ability to maintain or increase the level of cash dividends it currently pays to its stockholders. While the Company seeks to minimize these risks through its underwriting policies, which generally require that such loans be qualified on the basis of the collateral property’s cash flows, appraised value and debt service coverage ratio, among other factors, there can be no assurance that the Company’s underwriting policies will protect it from credit-related losses or delinquencies.

We are subject to numerous laws and governmental regulations and to regular examinations by our regulators of our business and compliance with laws and regulations, and our failure to comply with such laws and regulations or to adequately address any matters identified during our examinations could materially and adversely affect us.

Federal banking agencies regularly conduct comprehensive examinations of our business, including our compliance with applicable laws, regulations and policies applicable to the Company and the Bank. Examination reports and ratings (which often are not publicly available) and other aspects of this supervisory framework can materially impact the conduct, organic and acquisition growth, and profitability of our business. Our regulators have extensive discretion in their supervisory and enforcement activities and may impose a variety of remedial actions, conditions or limitations on our business operations if, as a result of an examination, they determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations have become unsatisfactory, or that the Company or its management was in violation of any law, regulation or policy. Examples of those actions, conditions or limitations include enjoining “unsafe or unsound” practices, requiring affirmative actions to correct any conditions resulting from any asserted violation of law, issuing administrative orders that can be judicially enforced, directing increases in our capital, assessing civil monetary penalties against our officers or directors, removing officers and directors and, if a conclusion was reached that the offending conditions cannot be corrected or there is an imminent risk of loss to depositors, terminating our deposit insurance. Other actions, formal or informal, that may be imposed could restrict our growth, including regulatory denials to expand branches, relocate, add subsidiaries and affiliates, expand into new financial activities or merge with or purchase other financial institutions. The timing of these examinations, including the timing of the resolution of any issues identified by our regulators in the examinations and the final determination by them with respect to the imposition of any remedial actions, conditions or limitations on our business operations, is generally not within our control. We also could suffer reputational harm in the event of any perceived or actual noncompliance with certain laws and regulations. If we become subject to such regulatory actions, we could be materially and adversely affected.

We plan to continue to grow but rapid growth could be limited by our regulators or otherwise require us to raise additional capital.

The Company is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. As a financial holding company, the Company seeks to maintain capital sufficient to meet the “well-capitalized” standard set by regulators. As we grow, we will have to maintain our regulatory capital levels.

The Company anticipates that its current capital resources will satisfy its capital requirements for the foreseeable future. The Company may at some point, however, need to raise additional capital to support continued growth, whether such growth occurs internally or through acquisitions. The Company’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside of the Company’s control, and on the Company’s financial performance. In addition, as referenced in the immediately preceding risk factor, our regulators have extensive discretion in their supervisory and enforcement activities and can impose limits on our business operations. Accordingly, there can be no assurance of the Company’s ability to expand its operations through internal growth and acquisitions. As such, the Company may be forced to delay raising capital, issue shorter term securities than desired or bear an unattractive cost of capital, which could decrease profitability and significantly reduce financial flexibility.  In the event current sources of liquidity, including internal sources, do not satisfy the Company’s needs, the Company would be required to seek additional financing. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, the overall availability of credit to the financial services industry, the Company’s credit capacity, as well as the possibility that lenders could develop a negative perception of the Company’s long-term or short-term financial prospects if the Company incurs large credit losses or if the level of business activity decreases due to economic conditions.

The Company’s board of directors is authorized to issue preferred stock without shareholder approval.

The Company’s board of directors, without shareholder approval, is empowered under the Company’s articles to authorize the issuance, in one or more classes or series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. In connection with any such issuance, the Company’s board may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights to powers, and the limitations, qualifications and restrictions of such shares of preferred stock. Such preferred stock may have voting and conversion rights that could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of the Company.

The rights of holders of the Company’s common stock are subordinate in some respects to the rights of holders of the Company’s preferred stock and debt securities.

The Company has issued certain preferred stock and debt securities and may issue more preferred stock or debt securities in the future. The rights of holders of the Company’s preferred stock and debt securities are superior to the rights of the holders of the Company’s common stock to receive payments of dividends and payments upon a sale or liquidation of the Company. If the Company is unable to pay dividends on its preferred stock or unable to service its debt obligations in the future, the rights of holders of the Company’s common stock will be limited.

SELLING SHAREHOLDERS
In the Private Placement, we sold 1,913,044 shares of our common stock, at a price of $11.50 per share in cash to the Selling Shareholders, pursuant to individual Purchase Agreements by and between us and each of the Selling Shareholders.
This table is prepared based on information supplied to us by the Selling Shareholders and reflects their beneficial ownership of our common stock as of December 12, 2016. As used in this prospectus, the term “Selling Shareholders” includes the Selling Shareholders listed below, and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column captioned “Number of Shares Being Offered” represents all of the shares of common stock that each Selling Shareholder may offer under this prospectus. Each Selling Shareholder may elect to sell some, all or none of those shares of common stock.
Beneficial ownership is determined in accordance with Rule 13d-3(d) of the Exchange Act. The percentage of shares to be beneficially owned after the offering (assuming all of the shares offered hereby are sold) is based on 9,996,544 shares of our common stock outstanding as of December 12, 2016.

Name of Selling Shareholder	Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares Being Offered	Common Stock Beneficially Owned After the Offering (1)(2)	Percentage of Common Stock Beneficially Owned After the Offering (1)(2)
Banc Fund VIII L.P. (3)	239,130	239,130	—	—
Banc Fund IX L.P. (3)	239,131	239,131	—	—
Bay Pond Investors (Bermuda) L.P. (4)	139,976	139,976	—	—
Bay Pond Partners, L.P. (4)	199,868	199,868	—	—
Ithan Creek Master Investors (Cayman) L.P. (4)	68,023	68,023	—	—
Wolf Creek Investors (Bermuda) L.P. (4)	37,476	37,476	—	—
Wolf Creek Partners, L.P. (4)	32,918	32,918	—	—
EJF Sidecar Fund, Series LLC - Series E(5)	652,174	652,174	—	—
Endeavour Regional Bank Opportunities Fund L.P. (6)	97,903	97,903	—	—
Endeavour Regional Bank Opportunities Fund II L.P. (6)	206,445	206,445	—	—
Total	1,913,044	1,913,044	—	—

(1)
A person or entity is deemed to own shares beneficially if that person or entity has, either alone or with others, the power to vote or dispose of such shares. For this purpose, shares of common stock subject to options or warrants that are exercisable or will become exercisable within the succeeding 60 days are deemed outstanding for purposes of computing the number of shares beneficially owned by, and the percentage ownership of, the person or entity holding such options or warrants, but not for computing the percentage ownership of any other shareholder. On the other hand, under SEC rules, shares which are subject to options or warrants that will become exercisable only on the occurrence of an event, other than the passage of time, or more than 60 days into the future are not deemed outstanding or beneficially owned. Except as otherwise indicated below, the persons or entities listed in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	Assumes all shares offered hereby are sold by the Selling Shareholders.
(3)
Banc Fund VIII L.P. and Banc Fund IX L.P. (the “BF Partnerships”) are directly or indirectly controlled by The Banc Funds Company, L.L.C. Charles J. Moore, Member of The Banc Funds Company, L.L.C., has voting and investment power over all shares beneficially owned by the BF Partnerships.

(4)
Bay Pond Investors (Bermuda) L.P., Bay Pond Partners, L.P., Ithan Creek Master Investors (Cayman) L.P., Wolf Creek Investors (Bermuda) L.P. and Wolf Creek Partners, L.P. are managed by Wellington Management Company, LLP (“Wellington”), an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(5)
EJF Capital LLC is the Manager for EJF Sidecar Fund, Series LLC - Series E. Emanuel J. Friedman, the Chief Executive Officer of EJF Capital LLC, is deemed to have voting power over the securities beneficially owned by EJF Sidecar Fund, Series LLC - Series E.

(6)
Endeavour Capital Management, L.L.C. and Endeavour Capital Advisors Inc., which are controlled by Laurence Austin and Mitchell Katz, act as general partner and investment adviser of Endeavour Regional Bank Opportunities Fund L.P. and Endeavour Regional Bank Opportunities Fund II L.P., and accordingly exercise voting and investment power over the shares held by Endeavour Regional Bank Opportunities Fund L.P. and Endeavour Regional Bank Opportunities Fund II L.P.

USE OF PROCEEDS
All proceeds from any sales of the shares of our common stock covered by this prospectus will go to the Selling Shareholders who offer and sell such shares. Accordingly, we will not receive any of the proceeds from the sale of shares by the Selling Shareholders.
DESCRIPTION OF CAPITAL STOCK
The following is a summary of the material terms, limitations, voting powers and relative rights of our capital stock as contained in our Articles of Incorporation, which is incorporated by reference herein. This summary does not purport to be a complete description of the terms and conditions of our capital stock in all respects and is subject to and qualified in its entirety by reference to our Articles of Incorporation, our Bylaws, the West Virginia Business Corporation Act and any other documents referenced in the summary descriptions and from which the summary descriptions are derived. Although we believe this summary covers the material terms and provisions of our capital stock set forth in our Articles of Incorporation, it may not contain all of the information that is important to you.
Authorized Shares of Capital Stock
We have the authority to issue 20,000,000 shares of common stock, $1.00 par value per share, 20,000,000 shares of Class A common stock, $1.00 par value per share, and 20,000 shares of preferred stock, $1,000 par value per share. As of December 12, 2016, we had 9,996,544 shares of common stock (exclusive of shares held in treasury) issued and outstanding and no shares of Class A common stock have been issued or are outstanding.
Under our Articles of Incorporation, we previously classified (i) 8,500 shares of preferred stock as Senior Non-Cumulative Perpetual Preferred Stock, Series A, par value $1,000 per share (“Class A Preferred”), which remain issued and outstanding as of December 12, 2016, (ii) 400 shares of preferred stock as Convertible Noncumulative Perpetual Preferred Stock, Series B (“Class B Preferred”), which remain issued and outstanding as of December 12, 2016, and (iii) 383.4 shares of preferred stock as Convertible Noncumulative Perpetual Preferred Stock, Series C (“Class C Preferred”), which remain issued and outstanding as of December 12, 2016.
Common Stock
General. The articles of incorporation and bylaws of MVB govern the Company’s shareholders.  The Company’s shareholders have the following rights:

•	holders of stock are entitled to one vote for each share of stock and to receive pro rata any assets distributed to shareholders upon liquidation;

•	shareholders do not have preemptive rights;

•	shareholders have the right under West Virginia law to dissent from certain corporate transactions and to elect dissenters’ rights; and

•	the board of directors may fill a vacancy of the board occurring during the course of the year, including a vacancy created by an increase in the number of directors.

Dividends and Dividend Rights. MVB shareholders are entitled to receive dividends when and as declared by the board of directors, subject to various regulatory restrictions and the preferences that apply to any shares of preferred stock outstanding at the time.  Dividends by MVB are dependent on the ability of MVB Bank to pay dividends to MVB.  Dividends of MVB Bank are subject to the restrictions contained in W. Va. Code § 31A-4-25.  That statute provides that not less than one-tenth part of the net profits of the preceding half-year (in the case of quarterly or semi-annual dividends) or the preceding two consecutive half-year periods (in the case of annual dividends) must be carried to a Bank’s surplus fund until the surplus fund equals the amount of its capital stock.  MVB Bank has met this provision of the statute.  The prior approval of the West Virginia Commissioner of Banking is required if the total of all dividends declared by a state bank in any calendar year will exceed the bank’s net profits for that year combined with its retained net profits for the preceding two years.  The statute defines “net profits” as the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting all current operating expenses, actual losses and all federal and state taxes.
MVB’s future cash dividends will depend on its consolidated earnings, general economic conditions, financial condition of its subsidiaries and other factors generally affecting dividend policy.

Voting Rights. All voting rights with respect to MVB are vested in the holders of MVB’s common stock.  In the election of directors, the shareholders of MVB have the right to vote the number of shares owned by them for as many persons as there are directors to be elected, or to cumulate such shares and give a candidate as many votes as the number of directors to be elected multiplied by the number of shares they own, or to distribute them on the same principle among as many candidates as they may decide.  For all other purposes, each share is entitled to one vote.
Preemptive Rights. The holders of common stock of MVB have no preemptive rights to subscribe to any additional securities which MVB may issue.  If MVB should decide to issue any of its common shares in a public or private stock offering, the effect could be to dilute the percentage ownership of those shareholders before such stock offering.
Convertible Subordinated Promissory Notes. On June 30, 2014, the Company issued its Convertible Subordinated Promissory Notes Due 2024 (the “Notes”) to various investors in the aggregate principal amount of $29.4 million. At the election of a holder, any or all of the Notes may be converted into shares of MVB’s common stock during the 30-day period after the first, second, third, fourth, and fifth anniversaries of the issuance of the Notes or upon a notice to prepay by the Company. The Notes convert into common stock based on a conversion price of $16.00 per share of the Company’s common stock. The conversion price is subject to anti-dilution adjustments for certain events such as stock splits, reclassifications, non-cash distributions, extraordinary cash dividends, pro rata repurchases of common stock, and business combination transactions. The Company must give 20 days’ notice to the holders of the Company’s intent to prepay the Notes, so that holders may execute the conversion right set forth above if a holder so desires.
Class A Common Stock
We may issue up to 20,000,000 shares of Class A common stock, $1.00 par value per share, from time to time in one or more series. Our board of directors, without further approval of our shareholders, has the authority to fix the dividend rate, redemption rights and terms, conversion terms, liquidation preferences, sinking funds, voting rights and any other rights, preferences, privileges and restrictions applicable to each series of Class A common stock, except as otherwise fixed in the Articles of Incorporation.
Subordination. Class A common stock shall be ranked junior to any preferred stock issued and outstanding, with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Company.
Dividends and Dividend Rights. The holders of Class A common stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, preferential dividends in cash, in the amounts or at the rate per annum fixed for such series, and no more. If any shares of Class A common stock are outstanding, the Company shall not pay or declare any cash dividends whatsoever on the common stock or any other class of stock ranking junior to the Class A common stock unless (i) any dividends payable on the Class A common stock of all series shall have been paid and (ii) there shall exist no default in respect of any sinking fund or purchase fund for the redemption or purchase of shares of Class A common stock of any series or such default shall have been waived by the holders of at least a majority of the then issued and outstanding shares of Class A common stock of such series by a vote at a meeting called for such purpose or by written waiver with or without a meeting.
Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of the common stock or any other class of stock of the corporation ranking junior to the Class A common stock in respect of dividends or distribution of assets upon liquidation, the holders of the Class A common stock shall be entitled to be paid in full, in the event of a voluntary or involuntary liquidation, dissolution or winding up, the respective amounts fixed for such series, plus in each case a sum equal to declared and unpaid dividends thereon to the date of payment thereof.
Preferred Stock
General. We may issue up to 20,000 shares of preferred stock, $1,000.00 par value per share, from time to time in one or more series. Our board of directors, without further approval of our shareholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

Description of Class A Preferred Stock.  On September 6, 2011 the Company filed a Certificate of Designation establishing the terms for its Senior Non-Cumulative Perpetual Preferred Stock, Series A, and designating 8,500 shares of preferred stock as Class A Preferred, which were thereafter issued on September 8, 2011 to the United States Department of the Treasury (“Treasury”) as part of the Treasury’s Small Business Lending Fund (“SBLF”) program. The Class A Preferred is entitled to non-cumulative dividends, payable quarterly, at a dividend rate established as a percentage of the liquidation amount that fluctuated on a quarterly basis during the first 10 quarters during which the Class A Preferred was outstanding.  For the tenth calendar quarter through four and one half years after issuance, the dividend rate was fixed at between one percent (1%) and seven percent (7%) based upon the Company’s qualified small business lending as further described in the Certificate of Designations for the Class A Preferred.  Beginning in March 2016, which was four and one half years from the SBLF transaction, the dividend increased to 9% and is not dependent on the Company’s small business lending.
The Class A Preferred is non-voting, except in limited circumstances. In the event that the Company misses five dividend payments, whether or not consecutive, the holder of the Class A Preferred will have the right, but not the obligation, to appoint a representative as an observer on the Company’s Board of Directors and such right would continue until the Company had made full dividend payments for four consecutive payments thereafter. The Class A Preferred k may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of its federal banking regulator. Partial redemptions will be permitted so long as in amounts equal to at least 25% of the number of originally issued shares of Class A Preferred.
Description of Class B Preferred Stock.  On June 30, 2014, the Company filed a Certificate of Designations establishing the terms for its Convertible Noncumulative Perpetual Preferred Stock, Series B, and designating 400 shares of preferred stock as Class B Preferred, which were thereafter sold in a private placement.
The Class B Preferred carries an annual dividend rate of 6.0% and is convertible into shares of Company common stock within thirty days after the first, second, third, fourth and fifth anniversaries of the original issue date, based on a common stock price of $16.00 per share, as adjusted for future corporate activities.  The Class B Preferred is redeemable by the Company on or after the fifth anniversary of the original issue date for Liquidation Amount, as defined therein, plus declared and unpaid dividends.  Redemption is subject to any necessary regulatory approvals.  In the event of liquidation of the Company, shares of Class B Preferred shall be junior to creditors of the Company and to the shares of Class A Preferred.  Holders of Class B Preferred shall have no voting rights, except for authorization of senior shares of stock, amendment to the Class B Preferred, share exchanges, reclassifications or changes of control, or as required by law.
Description of Class C Preferred Stock.  On June 30, 2014, the Company filed a Certificate of Designations establishing the terms for its Convertible Noncumulative Perpetual Preferred Stock, Series C, and designating 383.4 shares of preferred stock as Class C Preferred, which were thereafter sold in a private placement.
The Class C Preferred carries an annual dividend rate of 6.5% and is convertible into shares of Company common stock within thirty days after the first, second, third, fourth and fifth anniversaries of the original issue date, based on a common stock price of $16.00 per share, as adjusted for future corporate activities.  The Class C Preferred is redeemable by the Company on or after the fifth anniversary of the original issue date for Liquidation Amount, as defined therein, plus declared and unpaid dividends.  Redemption is subject to any necessary regulatory approvals.  In the event of liquidation of the Company, shares of Class C Preferred shall be junior to creditors of the Company and to the outstanding shares of Class A Preferred and Class B Preferred.  Holders of Class C Preferred shall have no voting rights, except for authorization of senior shares of stock, amendment to the Class C Preferred, share exchanges, reclassifications or changes of control, or as required by law.
Anti-Takeover Provisions
General. Certain provisions of our Articles of Incorporation, our Bylaws and the West Virginia Business Corporation Act may have the effect of impeding the acquisition of control of the Company by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our board of directors. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual shareholders may deem to be in their best interests or in which our shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of our current board of directors or management more difficult.

Articles of Incorporation; Bylaws. These provisions of our Articles of Incorporation and our Bylaws include the following:

•
Staggered Directors’ Terms.  The directors of MVB are elected for staggered terms of three years with approximately one-third of the directors being elected in any one year.  This provision has the effect of making it more difficult and time consuming for a shareholder who has acquired or controls a majority of MVB outstanding common stock to gain immediate control of the board of directors or otherwise disrupt MVB’s management.

•
75% Vote Required to Remove Directors.  MVB’s articles of incorporation provide that holders of at least 75% of the voting power of shares entitled to vote generally in the election of directors may remove a director, with or without cause.  This provision in MVB’s articles and bylaws makes it more difficult for a third party to fill vacancies created by removal with its own nominees.

•
MVB’s Articles of Incorporation. MVB’s articles contain supermajority provisions.  The supermajority provisions in MVB’s articles of incorporation and bylaws provide that the affirmative vote of the holders of at least 75% of the outstanding shares of the voting stock of MVB would be required to amend or repeal articles of incorporation provisions dealing with the classification of the board of directors, director nominations, appointment to newly created directorships, vacancies of directors, removal of directors and certain business combinations by unsolicited and unapproved third parties.

•
Amendment of Bylaws.  MVB’s articles also require a 75% affirmative vote of the outstanding shares of the voting stock to amend the bylaws to change the number of directors, change the procedure for filling director vacancies, change the director removal process or to change the Bylaw amendment requirements.

•
Fair Price Provision.  MVB’s articles of incorporation contain what is known as a “fair price provision.”  The fair price provision requires the approval of at least 75% of MVB’s shares entitled to vote to approve transactions with an interested shareholder except in cases where either; (1) price criteria and procedural requirements are satisfied, or (2) a majority of MVB’s board of directors recommends the transaction to the shareholders.  If the minimum price criteria and procedural requirements are met or the requisite approval of MVB’s board of directors are given, the normal requirements of West Virginia law would apply.

Banking Laws. The ability of a third party to acquire the Company is also subject to applicable banking laws and regulations. The Bank Holding Company Act of 1956 (the “BHCA”) and the regulations thereunder require any “bank holding company” (as defined in the BHCA) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of the outstanding shares of a class of our voting stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of the outstanding shares of a class of our voting stock under the Change in Bank Control Act of 1978. Any holder of 25% or more (or between 10% and 25%, if the holder is unable to rebut the presumption that it controls the Company) of the outstanding shares of a class of our voting stock, other than an individual, is subject to supervision and regulation as a bank holding company under the BHCA. In calculating a holder’s aggregate ownership of our common stock for purposes of these banking regulations, the Federal Reserve likely would include at least the minimum number of shares (and could instead include the maximum number of shares) of our common stock that a holder is entitled to receive pursuant to securities convertible into or settled in our common stock.
Transfer Agent and Registrar
The transfer agent and registrar for our common shares is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION
We are registering the shares of common stock issued to the Selling Shareholders to permit the resale of such shares by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by any Selling Shareholders. We will bear all of our fees and expenses incident to our obligation to register the shares of common stock.
The Selling Shareholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer may, from time to time, sell all or a portion of the shares of common stock beneficially owned by them. These Selling Shareholders will act independently of us and each other in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on the OTCQB or on any other market or trading facility on which the shares are traded, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices and terms then obtainable, or at fixed prices, which may be changed. The distribution of these securities may be effectuated in one or more transactions using any one or more of the following methods:

• ordinary brokerage transactions in which the broker-dealer solicits purchasers;
• privately negotiated transactions;
• sales to one or more dealers for resale of such securities as principals;
• transactions involving block trades;
• settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
• any combination of the foregoing; or
• any other method permitted by applicable law.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.
The Selling Shareholders also may sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus.
To the extent required, we may amend or supplement this prospectus from time to time to describe any specific plan of distribution.
In effectuating sales of common stock, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of usual and customary or specifically negotiated commissions, discounts, concessions or fees from the Selling Shareholders. Broker-dealers or agents also may receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.
In connection with the sale of the common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out its short positions or to return borrowed shares in connection with such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which would require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.
The Selling Shareholders and any broker-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares offered pursuant to this prospectus. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act.
Under current applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the

Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of any sale of the shares being offered pursuant to this prospectus.
We will bear all costs, expenses and fees in connection with the registration of the resale of the shares covered by this prospectus, other than brokerage fees, commissions and any applicable transfer taxes, which will be paid by the Selling Shareholders. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed, in the Purchase Agreements, to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the Selling Shareholders may be entitled to contribution. The Selling Shareholders have agreed, in the Purchase Agreements, to indemnify us against certain losses, claims, damages and liabilities that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, and we may be entitled to contribution.
The Selling Shareholders are not obligated to, and there is no assurance that the Selling Shareholders will, sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

LEGAL MATTERS
The validity of the securities offered under this prospectus will be passed upon by Spilman Thomas & Battle, PLLC, Morgantown, West Virginia.
EXPERTS
The consolidated financial statements of MVB Financial Corp. appearing in its Annual Report on Form 10-K, as of and for the years ended December 31, 2015 and 2014, and the effectiveness of its internal control over financial reporting as of December 31, 2015, have been audited by Dixon Hughes Goodman LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of MVB Financial Corp. appearing in its Annual Report on Form 10-K, for the year ended December 31, 2013, have been audited by S.R. Snodgrass, P.C., independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.mvbbanking.com. However, other than our available SEC filings, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents we file with the SEC should be directed to MVB Financial Corp., 301 Virginia Avenue, Fairmont, West Virginia 26554, Attention: Corporate Secretary, telephone: (304) 367-8697.
This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering (other than information “furnished” rather than “filed” and information that is modified or superseded by subsequently filed documents prior to the termination of this offering):

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 9, 2016;

•	Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the SEC on May 5, 2016, August 8, 2016 and November 3, 2016, respectively; and

•
Our Current Reports on Form 8-K filed with the SEC on February 5, 2016, February 19, 2016, March 11, 2016, April 1, 2016, May 17, 2016, May 19, 2016, June 3, 2016, July 1, 2016, August 18, 2016, August 19, 2016, September 19, 2016, September 22, 2016, September 22, 2016, November 16, 2016 and December 6, 2016.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.
We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to:
MVB Financial Corp.
Attention: Corporate Secretary
301 Virginia Avenue
Fairmont, West Virginia 26554
Telephone number: (304) 367-8697

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth our estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

SEC Registration Fee	$2,866.86
Printing Expenses	—
Legal Fees and Expenses	7,500.00
Accounting Fees and Expenses	7,500.00
Transfer Agent Fees and Expenses	3,000.00
Miscellaneous	—
Total	$20,866.86

Item 15. Indemnification of Directors and Officers
Section 31D-8-851 of the West Virginia Business Corporation Act provides in part that each West Virginia corporation has the power to indemnify any director against liability incurred in a proceeding against him by reason of being or having been such director (other than in an action by or in the right of the corporation) if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the corporation, or, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. With respect to an action by or in the right of the corporation, except for reasonable expenses incurred in the proceeding as to which he meets the foregoing standard of conduct, a director may not be indemnified. A director also may not be indemnified unless ordered by a court if he is adjudged liable on the basis that he received a financial benefit to which he was not entitled. A West Virginia corporation may make any other or further indemnity to any such persons that may be authorized by the corporation’s articles of incorporation.
A corporation must indemnify a director who was wholly successful on the merits in the proceeding against reasonable expenses of the proceeding. A corporation may advance expenses incurred by a director in such a proceeding if he affirms he has met the standard of conduct and agrees to return the advanced expenses if it is determined he has not met this standard.
The Company’s Articles of Incorporation provide that MVB shall indemnify, to the fullest extent permitted by law, any current or former legal representative, officer or director of MVB or a person serving as a director, officer, employee or agent of another corporation at MVB’s request against all expenses, liability and loss incurred by him in connection with a claim or proceeding against him by reason of his being or having been in such role. Expenses, including, without limitation, attorneys’ fees and disbursements, incurred in defending or participating in such proceeding shall be paid in advance by MVB; provided, however, that such payment shall only be made upon delivery to the corporation of an undertaking that such person agrees to repay all advanced amounts if it is ultimately determined that such person is not entitled to indemnification under the Company’s Articles of Incorporation.
We have obtained directors’ and officers’ liability insurance. The policy provides for $10.0 million in coverage, with punitive damages excluded.
Item 16. Exhibits
The exhibits filed (unless otherwise noted) as a part of this Registration Statement are set forth in the accompanying Exhibit Index.
Item 17. Undertakings
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairmont, state of West Virginia, on the 16th day of December, 2016.

MVB FINANCIAL CORP.
By:	/s/ Larry F. Mazza
Name:	Larry F. Mazza
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 16, 2016.

Signature	Title

/s/ Stephen R. Brooks*	Chairman
Stephen R. Brooks

/s/ David B. Alvarez*	Vice Chairman
David B. Alvarez

/s/ Larry F. Mazza	Chief Executive Officer, President and Director
Larry F. Mazza	(Principal Executive Officer

/s/ Donald T. Robinson	Executive Vice President and Chief
Donald T. Robinson	Financial Officer
(Principal Financial and Accounting Officer)

/s/ James J. Cava Jr.*	Director
James J. Cava Jr.

/s/ Gary A. LeDonne*	Director
Gary A. LeDonne

/s/ Harry Edward Dean III*	Director
Harry Edward Dean III

/s/ John W. Ebert*	Director
John W. Ebert

/s/ Gayle C. Manchin*	Director
Gayle C. Manchin

/s/ Dr. Kelly R. Nelson*	Director
Dr. Kelly R. Nelson

/s/ J. Christopher Pallotta*	Director
J. Christopher Pallotta

/s/ Nitesh S. Patel*	Director
Nitesh S. Patel

/s/ Jimmy D. Staton*	Director
Jimmy D. Staton

* The above-named directors of the Registrant sign this Registration Statement on Form S-3 by Donald T. Robinson, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-3 as exhibits.

By:	/s/ Donald T. Robinson
Donald T. Robinson
Attorney-in-fact for the persons indicated above

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

3.1	Articles of Incorporation of MVB Financial Corp. and amendments thereto (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014).

3.2	Bylaws of MVB Financial Corp., as amended (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form SB-2, filed December 2, 2004).

4.1	Specimen of stock certificate representing MVB Financial Corp. common stock.

5.1	Opinion of Spilman Thomas & Battle, PLLC (including consent).

23.1	Consent of Dixon Hughes Goodman LLP.

23.2	Consent of S.R. Snodgrass, P.C.

23.3	Consent of Spilman Thomas & Battle, PLLC (included in Exhibit 5.1).

24.1	Power of Attorney.